Exhibit 99.1

The merger described in this document involves the securities of a foreign company. The merger is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the merger, such as in open market or privately negotiated purchases.

This document is an English translation of the official Japanese version of the press release (the “Official Japanese Version”). This English translation was prepared for your reference, to help you understand what is stated in the Official Japanese Version. In the event of any discrepancy between the Official Japanese Version and the English translation, the Official Japanese Version will prevail.

September 30, 2025

Company name:	SBI Global Asset Management Co., Ltd.
Representative:	Representative Director and President	Tomoya Asakura
(Code number: 4765)

(Listed on the Tokyo Stock Exchange Prime Market)
Disclosure officer:	Managing Executive Officer, CFO	Yasuyuki Ogasawara
(Tel. 03-6229-0812)

Company name:	SBI RHEOS HIFUMI Inc.
Representative:	Representative Director, Chairman, President, Group CEO	Hideto Fujino
(Code number: 165A)

(Listed on the Tokyo Stock Exchange Growth Market)
Inquiries:	Director, Group CFO & General Manager, Administration Division	Takayuki Nakagawa
(Tel. 03-6311-6799)

Notice of Execution of Merger Agreement between

SBI Global Asset Management Co., Ltd. and SBI RHEOS HIFUMI Inc.

SBI Global Asset Management Co., Ltd. (“SBIGAM”) and SBI RHEOS HIFUMI Inc. (“RHEOS HIFUMI”; collectively with SBIGAM, the “Companies”) hereby announce that they have resolved, at their respective board of directors meetings held on September 30, 2025, to execute a merger agreement (the “Merger Agreement”) with respect to an absorption-type merger (the “Merger”) to become effective as of December 1, 2025 (scheduled), with SBIGAM as the surviving company and RHEOS HIFUMI as the non-surviving company, and have entered into the Merger Agreement.

The Merger is subject to approval by extraordinary shareholders meetings of each of the Companies to be held in late November 2025.

Shares of common stock of RHEOS HIFUMI are to be delisted from the Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”) as of November 27, 2025 (the last trading day is scheduled to be November 26, 2025), which is prior to the effective date of the Merger (scheduled for December 1, 2025).

As Tomoya Asakura, Representative Director and President of SBIGAM and Director of RHEOS HIFUMI, concurrently serves as Representative Director and President of SBI Asset Management Group Co., Ltd. (“SBIAMG”), the parent company of SBIGAM, and Representative Director and Senior Executive Vice President of SBI Holdings, Inc. (“SBIHD”; SBIHD is the controlling shareholder of SBIGAM and RHEOS HIFUMI), he did not participate in the discussions and negotiations regarding the Merger on the side of SBIGAM or RHEOS HIFUMI from the perspective of avoiding a conflict of interest, and did not participate in the deliberations and resolutions of either company’s board of directors meetings as a director with a special interest in the Merger. Additionally, as Yoshitaka Kitao, Director of SBIGAM, concurrently serves as Director and Chairman of SBIAMG and Representative Director, Chairman, President & CEO of SBIHD, he did not participate in the discussions and negotiations regarding the Merger on the side of SBIGAM from the perspective of avoiding a conflict of interest, and did not participate in the deliberations and resolutions of SBIGAM’s board of directors meetings as a director with a special interest in the Merger.

1.	Purpose, etc. of the Merger

(1)	Background of the Merger

The SBI Group’s core businesses are the Financial Services Business, which includes the securities, banking, and insurance businesses; the Asset Management Business, which includes investment management and investment advisory services such as establishment, solicitation, and management of investment trusts; the PE Investment Business, which includes the private equity business that operates venture capital funds; the Crypto-Asset Business, which operates crypto-asset exchanges, etc.; and the Next Gen Business, which includes businesses in bio-healthcare, medical informatics, and advanced Web3-related fields.

SBIGAM is a core company in the Asset Management Business, one of the above five core businesses of the SBI Group led by SBIHD, and together with RHEOS HIFUMI and SBI Okasan Asset Management Co., Ltd. (“SBI Okasan AM”), it is one of the driving forces of the Asset Management Business of the SBI Group.

RHEOS HIFUMI is an intermediate holding company established through a sole-share transfer by its subsidiary, Rheos Capital Works Inc. (“Rheos Capital”) on April 1, 2024. SBIGAM, Rheos Capital, and SBI Okasan AM have differentiated themselves from each other by offering different investment products since Rheos Capital joined the SBI Group in April 2020 through becoming a subsidiary of SBI Financial Services Co., Ltd.

Amid these circumstances, the SBI Group has set a target to reach 20 trillion yen in assets under management by the fiscal year ending March 31, 2028, aiming for further explosive growth from the 11.7 trillion yen balance as of the end of August 2025. In order to achieve this target, and by extension to use the fruits of the steady growth and development of the SBI Group’s Asset Management Business to further enhance benefits to customers based on the SBI Group’s fundamental business philosophy of being “fully customer-centric,” the SBI Group believes that more efficient and flexible business operations are indispensable, and that in light of the current business environment surrounding each company in the Asset Management Business, including market instability due to geopolitical risks and other factors, it is imperative to improve profitability and control operating costs by mobilizing the Group’s combined strength. SBIGAM believes that one useful measure to achieve this would be for SBIGAM to establish a system to centrally control the Asset Management Business and other functions within the Group, as a first step toward which SBIGAM decided, on August 20, 2025, to conduct a partial share exchange with SBIGAM as the parent company resulting from a partial share exchange and SBI Okasan AM as the subsidiary resulting from a partial share exchange (the “Partial Share Exchange”). The Partial Share Exchange took effect on September 11, 2025, and SBI Okasan AM is now a subsidiary of SBIGAM (for details of the Partial Share Exchange, see SBIGAM’s press release dated August 20, 2025 titled “Notice of Conversion of SBI Okasan Asset Management Co., Ltd. to a Subsidiary Company through a Partial Share Exchange (Simplified Partial Share Exchange) and Change to a Subsidiary Company (Specified Subsidiary Company)”).

In this way, the SBI Group’s Asset Management Business, centered on SBIGAM, is bringing together resources from across the Group.

(2)	Purpose of the Merger

The SBI Group prides itself on providing highly competitive products and services to customers with diverse financial needs by its fully customer-centric approach—for example, in the Securities Business, being the first to implement no trading fees for Japanese stocks. The SBI Group believes that it is important to continue to mobilize its combined strength in order to maximize the benefits to customers. From the perspective of the management of the Asset Management Business within the SBI Group, SBIGAM, in addition to SBI Okasan AM, will develop organic cooperation with RHEOS HIFUMI, and specifically, unify the management of the Group companies in order to improve business efficiency by communicating more closely through separation of product strategies and other measures, and rationalizing by reducing overlapping administrative department., etc., which it believes will strengthen the competitiveness of the business as a whole and further contribute to the realization of the customer-centric approach and benefit retail investors and other beneficiaries. With the global economy becoming ever more uncertain, SBIGAM has come to believe that it is important to complete the unification of business control as a group as soon as possible, starting with full-scale collaboration with SBI Okasan AM, and that this will ultimately serve the interests of all stakeholders.

SBIGAM and RHEOS HIFUMI, which both belong to the SBI Group, having no objection to this fundamental concept, began discussions regarding enhancing business collaboration, including the selection of the Merger or another method, and mutually conducted legal and financial due diligence (“DD”) between the Companies from late August to late September 2025. In addition, SBIGAM conducted tax due diligence on RHEOS HIFUMI. The Companies engaged in extensive reviews based on these due diligences. As a result, the Companies concluded that in order to maximize synergies, etc. from the business integration, it would be desirable to have one unified company overseeing the Group’s Asset Management Business, and to place the operating companies in the Asset Management Business under that company. The Companies decided that the choice of a merger would be the most appropriate method for enhancing the corporate value of the Companies and also most consistent with the fundamental concept described above, which led to the execution of the Merger Agreement. Furthermore, although RHEOS HIFUMI will be delisted only a short time after its listing as Rheos Capital on April 25, 2023, since that listing the SBI Group has come to believe that in order to use the fruits of the steady growth and development of the SBI Group’s Asset Management Business to further enhance benefits to customers based on the SBI Group’s fundamental business philosophy of being “fully customer-centric,” more efficient and flexible business operations are indispensable, and that, it is imperative to improve profitability and control operating costs by mobilizing the Group’s combined strength, and has therefore chosen to carry out the Merger.

2.	Outline of the Merger

(1)	Schedule of the Merger

Date of resolution of the Board of Directors (the Companies)	September 30, 2025

Date of execution of the Merger Agreement (the Companies)	September 30, 2025

Date of public notice of record date for extraordinary shareholders meeting (SBIGAM)	September 30, 2025 (scheduled)

Date of public notice of record date for extraordinary shareholders meeting (RHEOS HIFUMI)	September 30, 2025 (scheduled)

Record date for extraordinary shareholders meeting (SBIGAM)	October 15, 2025 (scheduled)

Record date for extraordinary shareholders meeting (RHEOS HIFUMI)	October 15, 2025 (scheduled)

Date of resolution of the extraordinary shareholders meeting (SBIGAM)	November 21, 2025 (scheduled)

Date of resolution of the extraordinary shareholders meeting (RHEOS HIFUMI)	November 20, 2025 (scheduled)

Last trading day (RHEOS HIFUMI)	November 26, 2025 (scheduled)

Date of delisting (RHEOS HIFUMI)	November 27, 2025 (scheduled)

Effective date of the Merger	December 1, 2025 (scheduled)

(2)	Method of the Merger

The Merger will be conducted in the form of an absorption-type merger with SBIGAM as the surviving company and RHEOS HIFUMI as the non-surviving company.

(3)	Details of Allotment Pertaining to the Merger

	SBIGAM (surviving company)	RHEOS HIFUMI (non-surviving company)
Ratio of Allotment in the Merger	1	0.36

Note 1: Ratio of Allotment in the Merger (the “Merger Ratio”)

For each share of RHEOS HIFUMI’s stock, 0.36 shares of SBIGAM’s stock will be allotted and delivered. However, no shares will be allotted in the Merger to 5,968,700 shares of treasury stock(as of September 30, 2025) held by RHEOS HIFUMI immediately prior to the effective date of the Merger (the “Record Time”).

Note 2: Number of shares of SBIGAM to be delivered in the Merger: 35,169,156 shares of common stock

The above number of shares to be delivered includes the allocation of shares in connection with the Merger to the 244,000 shares issued upon the exercise of stock acquisition rights of RHEOS HIFUMI during the period from April 1, 2025 to September 29, 2025. However, such number may be revised in the event of a change in the number of shares of treasury stock of RHEOS HIFUMI prior to the Record Time due to the exercise of appraisal rights by shareholders of RHEOS HIFUMI, etc.

It is assumed that all shares to be delivered by SBIGAM in the Merger will be newly issued shares of SBIGAM common stock.

Note 3: Treatment of shares less than one unit

The shareholders of RHEOS HIFUMI who will hold shares of SBIGAM constituting less than one unit (less than 100 shares) at the time of the Merger will be entitled to use the following systems concerning SBIGAM. In addition, some securities companies allow the trading of shares less than one unit. Note that it is not possible to sell shares less than one unit in the financial instruments market.

(i) System for additional purchase for shares less than one unit (purchase to reach one unit/100 shares)

This is a system whereby a holder of shares of SBIGAM constituting less than one unit may request SBIGAM to sell, and may purchase, the number of shares that, combined with the number of shares less than one unit already held by that shareholder, will bring the combined shareholding of that shareholder to one unit (100 shares), pursuant to the provisions of Article 194, Paragraph 1 of the Companies Act and the provisions of the Articles of Incorporation of SBIGAM.

(ii) System for buyback of shares less than one unit (sale of shares less than one unit/100 shares)

This is a system whereby a holder of shares of SBIGAM constituting less than one unit may request SBIGAM to purchase the shares less than one unit held by that shareholder pursuant to the provisions of Article 192, Paragraph 1 of the Companies Act.

Note 4:	Treatment of fractional shares

Shareholders of RHEOS HIFUMI who would be allotted fractional shares of SBIGAM’s stock as a result of the Merger will be paid in cash an amount corresponding to the fractional shares in accordance with Article 234 of the Companies Act and other applicable laws and regulations.

(4)	Treatment of Stock Acquisition Rights and Bonds with Stock Acquisition Rights in Relation to the Merger

RHEOS HIFUMI issues stock acquisition rights for the purpose of providing an incentive for directors and employees to carry out their duties with a sense of ownership.

In order to maintain the purpose of issuance after the Merger, at the time of the Merger, SBIGAM plans to deliver stock acquisition rights of SBIGAM with substantially the same conditions, pertaining to a number of shares obtained by adjusting the number of shares underlying stock acquisition rights of RHEOS HIFUMI in accordance with the Merger Ratio, to the holders of stock acquisition rights of RHEOS HIFUMI as of the Record Time, at the ratio of one stock acquisition right of SBIGAM (“Stock Acquisition Rights”) for each stock acquisition right of RHEOS HIFUMI held. Please refer to the Attachment for the outlines of issuance of the Stock Acquisition Rights.

RHEOS HIFUMI has not issued any bonds with stock acquisition rights.

3.	Basis, etc. for the Details of Allotment Pertaining to the Merger

(1)	Basis and Reasons for the Details of the Allotment

As described in “(2) Purpose of the Merger” in “1. Purpose, etc. of the Merger” above when SBIGAM and RHEOS HIFUMI considered methods for enhancing their business collaboration, including the Merger, because SBIHD is the parent company of both SBIGAM and RHEOS HIFUMI, they determined that the Merger would constitute a material transaction, etc. with a controlling shareholder for the Companies, and that it was necessary to ensure fairness. As described in “(4) Measures to Ensure Fairness (Including Measures to Avoid Conflicts of Interest)” below, SBIGAM appointed KIC Co., Ltd. (“KIC”) as its third-party valuation institution, and RHEOS HIFUMI appointed EY Strategy and Consulting Co., Ltd. (“EY”) as its third-party valuation institution, respectively.

Following that, the Companies respectively requested those third-party valuation institutions to calculate the merger ratio, referred to the results of the calculation provided by their third-party valuation institutions, and, based on the results of the DD, etc. conducted by each of the Companies with respect to the other company, carefully negotiated and discussed the merger ratio on multiple occasions while taking into consideration the financial condition, asset status and future prospects of each of the Companies and other related factors in a comprehensive manner.

Additionally, as described in “(4) Measures to Ensure Fairness (Including Measures to Avoid Conflicts of Interest)” below, SBIGAM obtained an opinion dated September 30, 2025, from 5 independent officers (including 3 outside directors and 2 outside corporate auditors) and also, based on the range of calculation results from the market price analysis and discounted cash flow analysis (“DCF Analysis”) out of the calculation results for the merger ratio by KIC, SBIGAM’s third-party valuation institution, and further taking into consideration, as figures to compare the scale of the Companies, the one-month and three-month averages of market capitalization for each of the Companies, as a result of careful and repeated negotiations and discussions between the Companies concerning the merger ratio, and ultimately determined and agreed that the Merger Ratio set out in “(3) Details of Allotment Pertaining to the Merger“ in “2. Outline of the Merger“ above is appropriate.

Specifically, with regard to the Merger Ratio in the Merger, of the calculation results from SBIGAM’s third-party valuation institution, KIC, after taking into consideration both the market price analysis that uses the share market, an objective index, and the DCF Analysis which is calculated comprehensively taking into account factors such as the most recent financial condition and the future outlook of the Companies, it was determined that, although the Merger Ratio exceeds the range of calculation results using the market price analysis, it is close to the median of the range of calculation results using the DCF Analysis and within the range of the overall results of calculations and, as described in “(2) Purpose of the Merger” in “1. Purpose, etc. of the Merger” above, the Merger is the most appropriate method for enhancing the corporate value of the Companies and benefits would accrue to SBIGAM’s minority shareholders as well, thus the Merger Ratio is not disadvantageous for SBIGAM’s minority shareholders and is appropriate.

With regard to RHEOS HIFUMI, as described in “(4) Measures to Ensure Fairness (Including Measures to Avoid Conflicts of Interest)” below, in addition to obtaining opinions dated September 30, 2025 from three independent outside directors (Rie Nakamura, Toshiya Kakiuchi, and Keiichi Miki), and based on the range of calculation results from the market price analysis and DCF Analysis out of the calculation results for the merger ratio by EY, which is RHEOS HIFUMI’s third-party valuation institution, as a result of careful and repeated negotiations and discussions between the Companies concerning the merger ratio, RHEOS HIFUMI ultimately determined and agreed that the Merger Ratio set out in “(3) Details of Allotment Pertaining to the Merger“ in “2. Outline of the Merger” above is appropriate.

Specifically, with regard to the merger ratio in the Merger, of the calculation results from EY, RHEOS HIFUMI’s third-party valuation institution, after taking into consideration the calculation results using both the market price analysis and the DCF Analysis, it was determined that the merger ratio exceeds the range of calculation results using the market price analysis, and it is close to the maximum of the range of calculation results using the DCF Analysis and within the range of the overall results of calculations. In addition, as described in “(2) Purpose of the Merger” in “1. Purpose, etc. of the Merger” above, because the Merger is the most appropriate method for enhancing the corporate value of the Companies and benefits would accrue to RHEOS HIFUMI’s minority shareholders as well, it was determined that the Merger Ratio is not disadvantageous for RHEOS HIFUMI’s minority shareholders and is appropriate.

In this way, the Companies made the decision, and agreed, to carry out the Merger using the Merger Ratio at the meetings of the Companies’ board of directors meeting held today after the Companies carefully negotiated and discussed the Merger Ratio on multiple occasions while taking into consideration the financial condition, the market capitalization of the Companies, and the fundamentals such as earnings per share, asset status and future prospects of each of the Companies and other related factors in a comprehensive manner respectively referring to the results of calculations by their third-party valuation institutions and based on factors such as the results of DD conducted on the other party, and also based on opinions, etc. obtained from independent officers. Furthermore, as described in “(4) Measures to Ensure Fairness (Including Measures to Avoid Conflicts of Interest)” below, the approval of all non-interested directors has been acquired, and all non-interested corporate auditors have stated an opinion to the effect that they have no objection.

The Merger Ratio may be subject to change upon consultation between the Companies in the case of any material changes to the conditions that are the basis of the valuation.

(2)	Matters Concerning Valuation

(i)	Name of valuation institution and its relationship with the listed company and the other company

KIC, which is the third-party institution of SBIGAM, is not a related party of SBIGAM or RHEOS HIFUMI, and does not have any material interest in SBIGAM or RHEOS HIFUMI. The fee paid to KIC relating to the Merger is a fixed fee that is paid irrespective of whether the Merger is successful.

EY, which is the third-party institution of RHEOS HIFUMI, is not a related party of SBIGAM or RHEOS HIFUMI, and does not have any material interest in SBIGAM or RHEOS HIFUMI. RHEOS HIFUMI will pay EY a fixed fee for calculation services in the Merger.

SBIGAM did not obtain a fairness opinion from a third-party valuation institution because it comprehensively considered objective materials such as RHEOS HIFUMI’s financial data and the results of DD conducted on RHEOS HIFUMI, and the Merger Ratio was determined through discussions and negotiations between the Companies.

In addition, RHEOS HIFUMI did not obtain a fairness opinion from a third-party valuation institution because it comprehensively considered objective materials such as SBIGAM’s financial data and the results of DD conducted on SBIGAM, and the Merger Ratio was determined through discussions and negotiations between the Companies.

(ii)	Outline of valuation

In order to ensure fairness when calculating the merger ratio, SBIGAM appointed KIC as a third-party valuation institution, requested calculation of the merger ratio, and on September 29, 2025 acquired the merger ratio calculation report (“Merger Ratio Calculation Report (SBIGAM)”) with the following content.

KIC calculated the share value of the Companies as follows.

As the calculation methods for the value of the common stock of SBIGAM listed on the Prime Market of the Tokyo Stock Exchange (“SBIGAM Shares”) and the common stock of RHEOS HIFUMI listed on the Growth Market of the Tokyo Stock Exchange (“RHEOS HIFUMI Shares”), based on the belief that it is appropriate to carry out a multifaceted evaluation of the SBIGAM Shares and the RHEOS HIFUMI Shares respectively, on the assumption that the Companies are going concerns, after considering which calculation methods to adopt out of multiple available share value calculation methods when calculating the share value per share of the SBIGAM Shares and RHEOS HIFUMI Shares, KIC carried out calculation of the price per share of SBIGAM Shares and RHEOS HIFUMI Shares, respectively, using the market price analysis, because the SBIGAM Shares are listed on the Prime Market of the Tokyo Stock Exchange and the RHEOS HIFUMI Shares are listed on the Growth Market of the Tokyo Stock Exchange and have a market price, and using the DCF Analysis based on the perpetual growth rate to reflect future business activities in the calculations, because the Companies have future financial forecasts.

The ranges of the results of calculations using the above methods with the share value per share of the SBIGAM Shares as one are as follows.

Method Adopted		Results of Calculation of Merger Ratio
SBIGAM	RHEOS HIFUMI
Market price analysis		0.30~0.34

DCF Analysis		0.22~0.47

In the market price analysis, using September 29, 2025 as the reference date, the range of the share value per share of SBIGAM Shares was calculated as 630 yen to 643 yen and the range of share value per share of RHEOS HIFUMI Shares was calculated as 194 yen to 215 yen, respectively, based on the following: for SBIGAM Shares on the Prime Market of the Tokyo Stock Exchange, the closing price of 630 yen on the reference date, the simple average closing price of 643 yen for the most recent one-month period, the simple average closing price of 638 yen for the most recent three-month period, and the simple average closing price of 637 yen for the most recent six-month period; and for RHEOS HIFUMI Shares on the Growth Market of the Tokyo Stock Exchange, the closing price of 215 yen on the reference date, the simple average closing price of 212 yen for the most recent one-month period, the simple average closing price of 205 yen for the most recent three-month period, and the simple average closing price of 194 yen for the most recent six-month period.

In the DCF Analysis, for SBIGAM, SBIGAM’s enterprise value and share value were calculated by discounting the free cash flow expected to be generated by SBIGAM from the first quarter of the fiscal year ending March 2026 to the present value using a set discount rate, based on various factors, such as the financial forecasts prepared by SBIGAM from the fiscal year ending March 31, 2026 to the fiscal year ending March 31, 2030 and information generally released to the public. In those calculations, a discount rate of 8.0% to 10.0% was used. In addition, the perpetual growth rate method was used to calculate the terminal value, and a perpetual growth rate of 0.0% to 2.0% was used. As a result, the range of the share value per share of the SBIGAM Shares was calculated to be 582 yen to 876 yen. For RHEOS HIFUMI, RHEOS HIFUMI’s enterprise value and share value were calculated by discounting the free cash flow expected to be generated by RHEOS HIFUMI from the first quarter of the fiscal year ending March 31, 2026 to the present value using a set discount rate, based on various factors, such as the financial forecasts from the fiscal year ending March 31, 2026 to the fiscal year ending March 31, 2028 prepared by RHEOS HIFUMI and information generally released to the public. In those calculations, a discount rate of 9.2% to 11.2% was used. In addition, the perpetual growth rate method was used to calculate the terminal value, and a perpetual growth rate of 0.0% to 2.0% was used. As a result, the range of the share value per share of the RHEOS HIFUMI Shares was calculated to be 189 yen to 272 yen.

A large increase in earnings is anticipated in the financial forecasts for SBIGAM. Specifically, due to factors such as an increase in assets under management (“AUM”) in the fiscal year ending March 31, 2027, operating profit are projected to increase by 44% year-on-year in the fiscal year ending March 31, 2027. In addition, the forecasts include business years with large projected increases or decreases in free cash flow. Specifically, due to an increase in earnings in conjunction with growth in sales due to factors including an increase in AUM, free cash flow is projected to increase by 38% year-on-year in the fiscal year ending March 31, 2027 and by 45% year-on-year in the fiscal year ending March 31, 2028. As it is difficult at this time to specifically estimate the synergistic effects expected to be realized by implementing the Merger, they have not been incorporated into those financial forecasts.

Additionally, a large increase in earnings is anticipated in the financial forecasts for RHEOS HIFUMI. Specifically, due to factors such as an increase in AUM in the fiscal year ending March 31, 2027, operating profit are projected to increase by 38% year-on-year in the fiscal year ending March 31, 2027. Furthermore, they do contain business years where large increases or decreases in free cash flow are anticipated. Specifically, due to factors including increases or decreases in trade receivables and trade payables, etc. used in the calculation of increases or decreases in working capital, free cash flow is projected to decrease by 47% year-on-year in the fiscal year ending March 31, 2027, followed by a 150% year-on-year increase in the fiscal year ending March 31, 2028. As it is difficult at this time to specifically estimate the synergistic effects expected to be realized by implementing the Merger, they have not been incorporated into those financial forecasts.

When calculating the merger ratio, KIC prepared it relying on documents disclosed by the Companies and interviews with cooperating persons, and therefore has not relied in any way on documents and information that were not disclosed, and bears no liability whatsoever regarding the accuracy or completeness of such documents and information. The scope of information that KIC relied on when calculating the merger ratio is limited to the scope voluntarily provided by the Companies. Not all materials and information requested by KIC were comprehensively provided, and there is the possibility that KIC has not identified issues that would be identified by a more comprehensive detailed review. In addition, the analysis of the merger ratio performed by KIC was not a service providing an opinion such as a fairness opinion regarding the merger ratio, and SBIGAM has not acquired an opinion (fairness opinion) to the effect that the Merger Ratio in the Merger is fair to the ordinary shareholders of SBIGAM from a financial perspective.

On the other hand, to ensure fairness in the calculation of the merger ratio, RHEOS HIFUMI appointed EY as a third-party valuation institution, requested EY to calculate the merger ratio, and obtained a merger ratio calculation report (“Merger Ratio Calculation Report (RHEOS HIFUMI)”) including the following content.

Since the shares of both Companies are listed on the Tokyo Stock Exchange and a market price exists, EY calculated the share value of the Companies using the market price analysis (with September 29, 2025 as the valuation reference date, using the closing price on the valuation reference date on the Tokyo Stock Exchange, as well as the simple average of the closing prices for the one-month, three-month, and six-month periods up to the valuation reference date). In addition, in order to reflect the status of future business activities in the valuation of shares, EY used the DCF Analysis. The results of the calculation of the merger ratio based on each calculation method, assuming that the per-share value of the SBIGAM Shares is 1, are as follows.

Method Adopted		Results of Calculation of Merger Ratio
SBIGAM	RHEOS HIFUMI
Market price analysis		0.30~0.34

DCF Analysis		0.31~0.38

In the market price analysis, using September 29, 2025 as the reference date, the range of the share value per share of SBIGAM Shares was calculated as 630 yen to 643 yen and the range of share value per share of RHEOS HIFUMI Shares was calculated as 194 yen to 215 yen, respectively, based on the following: for SBIGAM Shares on the Prime Market of the Tokyo Stock Exchange, the closing price of 630 yen on the reference date, the simple average closing price of 643 yen for the most recent one-month period, the simple average closing price of 638 yen for the most recent three-month period, and the simple average closing price of 637 yen for the most recent six-month period; and for RHEOS HIFUMI Shares on the Growth Market of the Tokyo Stock Exchange, the closing price of 215 yen on the reference date, the simple average closing price of 212 yen for the most recent one-month period, the simple average closing price of 205 yen for the most recent three-month period, and the simple average closing price of 194 yen for the most recent six-month period.

In the DCF Analysis, for SBIGAM, SBIGAM’s enterprise value and share value were calculated by discounting to present value, using a certain discount rate, the free cash flow expected to be generated by SBIGAM from the third quarter of the fiscal year ending March 31, 2026 based on various factors, such as the financial forecasts prepared by SBIGAM for the fiscal years ending March 31, 2026 to March 31, 2030, the financial forecasts for the fiscal years ending March 31, 2026 to March 31, 2028 as adjusted by RHEOS HIFUMI by excluding the financial forecasts for the fiscal years ending March 31, 2029 and March 31, 2030, and information generally released to the public. In those calculations, a discount rate of 7.8% to 9.0% was used. In addition, the perpetual growth rate method was used to calculate the terminal value, and a perpetual growth rate of 2.0% was used. As a result, the range of the share value per share of the SBIGAM Shares was calculated to be 585 yen to 673 yen. For RHEOS HIFUMI, RHEOS HIFUMI’s enterprise value and share value were calculated by discounting to the present value, using a set discount rate, the free cash flow expected to be generated by RHEOS HIFUMI from the third quarter of the fiscal year ending March 31, 2026 based on various factors, such as the financial forecasts from the fiscal year ending March 31, 2026 to the fiscal year ending March 31, 2028 prepared by RHEOS HIFUMI and information generally released to the public. In those calculations, a discount rate of 9.2% to 12.2% was used. In addition, the perpetual growth rate method was used to calculate the terminal value, and a perpetual growth rate of 2.0% was used. As a result, the range of the share value per share of the RHEOS HIFUMI Shares was calculated to be 182 yen to 259 yen.

The financial forecasts for SBIGAM, which EY used as the basis for the DCF Analysis, include fiscal years expected to experience significant increases in earnings. Specifically, due to an increase, etc. in AUM, operating profit are projected to increase by 44% year-on-year in the fiscal year ending March 31, 2027, while free cash flow is projected to increase by 111% year-on-year in the fiscal year ending March 31, 2027 and by 37% year-on-year in the fiscal year ending March 31, 2028.

The financial forecasts for RHEOS HIFUMI, which EY used as the basis for the DCF Analysis, include fiscal years expected to experience significant increases or decreases in earnings. Specifically, due to an increase, etc. in AUM, operating profit are projected to increase by 38% year-on-year in the fiscal year ending March 31, 2027, while free cash flow is projected to increase by 117% year-on-year in the fiscal year ending March 31, 2027 and by 33% year-on-year in the fiscal year ending March 31, 2028. The financial figures and forecasts for RHEOS HIFUMI are as follows. The financial forecasts are based on the initial business plan approved by the board of directors meetings. The figures are those contained in the business plan prepared by RHEOS HIFUMI at the beginning of the fiscal year for the purpose of budget management, based on assumptions regarding the stock market environment and other factors that were considered reasonable at such time, and since various uncertainties exist with respect to these assumptions, they do not constitute a forecast of the results of operations for the current fiscal year.

(Unit: million yen)

	Fiscal year ended in Mar. 2026	Fiscal year ended in Mar. 2027	Fiscal year ended in Mar. 2028
Operating revenue	12,907	16,324	18,183
EBITDA	2,562	3,427	3,598
Operating profit	2,168	2,991	3,128
Free cash flow	456	991	1,318

The financial forecasts of the Companies do not assume the implementation of the Merger.EY, in calculating the above merger ratio, principally adopted and assumed that all publicly available information and all information provided by SBIGAM and RHEOS HIFUMI were accurate and complete, and did not independently verify the accuracy or completeness. EY did not conduct any independent evaluation, appraisal, or assessment of the assets or liabilities (including financial derivatives, off-balance sheet assets and liabilities, and other contingent liabilities) of SBIGAM, RHEOS HIFUMI, or their affiliates, including analyses and evaluations of individual assets and liabilities, nor did it request any appraisal or assessment from third-party institutions. EY’s calculation is based on the information and economic conditions available as of September 29, 2025. The sole purpose of EY’s calculation is to serve as a reference for the body determining business affairs of RHEOS HIFUMI in considering the merger ratio.

(3)	Prospects of and Reasons for Delisting

In connection with the Merger, the common stock of RHEOS HIFUMI is to be delisted from the Tokyo Stock Exchange on November 27, 2025, in accordance with the delisting standards of the Tokyo Stock Exchange. After the delisting, the common stock of RHEOS HIFUMI will no longer be able to be traded on the Tokyo Stock Exchange, but the common stock of SBIGAM that will be allocated to the shareholders of RHEOS HIFUMI on the effective date of the Merger will be listed on the Tokyo Stock Exchange, and therefore, the Companies believe that the liquidity of the stock will be ensured, as although some shareholders may receive an allotment of only shares less than one unit depending on the number of shares they own, shares of one unit or more can continue to be traded on the Tokyo Stock Exchange. After the effective date of the Merger, the common stock of SBIGAM will remain listed on the Prime Market of the Tokyo Stock Exchange, the current listing market of SBIGAM.

As a result of the Merger, shareholders of RHEOS HIFUMI who come to hold shares less than one unit of SBIGAM will not be able to sell their shares less than one unit on the Tokyo Stock Exchange, but will be able to request to purchase shares less than one unit or request to sell the number of shares necessary to bring their combined holding to one unit. Additionally, for details of the treatment of shares less than one unit, see Note 3 under “(3) Details of Allotment Pertaining to the Merger” in “2. Outline of the Merger” above. For details of the treatment of fractional shares, see Note 4 under “(3) Details of Allotment Pertaining to the Merger” in “2. Outline of the Merger” above.

Shareholders of RHEOS HIFUMI may continue to trade the shares of common stock of RHEOS HIFUMI they hold on the Tokyo Stock Exchange as usual and exercise their legal rights as provided in the Companies Act and other relevant laws and regulations until November 26, 2025 (scheduled), which is scheduled to be the final trading date.

(4)	Measures to Ensure Fairness (Including Measures to Avoid Conflicts of Interest)

As SBIHD is the parent company of both SBIGAM and RHEOS HIFUMI, the Merger constitutes a material transaction, etc. with a controlling shareholder for the Companies, and the Companies determined that it is necessary to ensure fairness and have taken the measures to ensure fairness (including measures to avoid conflicts of interest) set forth below.

(i)	Acquisition of Merger Ratio Calculation Report from an independent third-party valuation institution

From the perspective of ensuring the fairness of the merger ratio in the Merger, each of the Companies engaged an independent third-party valuation institution to calculate the merger ratio as described in “(1) Basis and Reasons for the Details of the Allotment” above, and after carefully negotiating and discussing with reference to the results of the valuation, resolved at their respective board of directors meetings held on September 30, 2025 to conduct the Merger at the Merger Ratio.

Neither of the Companies has obtained an evaluation of the fairness of the merger ratio (fairness opinion) from its third-party valuation institution.

(ii)	Procurement by SBIGAM of advice from an independent law firm

SBIGAM appointed Miura & Partners as its legal advisor regarding the Merger, and received legal advice from Miura & Partners regarding SBIGAM’s method of decision-making concerning the Merger. The advice includes that, as the Merger constitutes a material transaction, etc. with a controlling shareholder stipulated in the Securities Listing Regulations of the Tokyo Stock Exchange, it is necessary to implement measures to ensure fairness and measures to avoid conflicts of interest in order to comply with the relevant compliance requirements, and specific measures to be taken in connection with the Merger include acquisition of the Merger Ratio Calculation Report (SBIGAM) from an independent third-party valuation institution, advice from an independent law firm, and excluding directors with special interests from participating in board of directors meetings, and based on these measures, it is necessary to obtain an opinion from independent officers. Miura & Partners is independent of SBIGAM and RHEOS HIFUMI and does not have any material interest in either company.

(iii)	Procurement by RHEOS HIFUMI of advice from an independent law firm

RHEOS HIFUMI appointed Anderson Mori & Tomotsune as its legal advisor in respect of the Merger, and received legal advice on the procedures, decision-making methods and processes, and other matters related to the Merger. Anderson Mori & Tomotsune is independent of SBIGAM and RHEOS HIFUMI and does not have any material interest in either company.

(iv)

Acquisition of opinion from independent officers of SBIGAM, and approval by all non-interested directors of SBIGAM, including independent officers, and opinion from all non-interested corporate auditors that they have no objection

As a transaction between companies with a common parent company, the Merger constitutes a transaction, etc. with a controlling shareholder. Therefore, SBIGAM obtained an opinion dated September 30, 2025, from 5 independent officers (including 3 outside directors and 2 outside corporate auditors), as described in “(i) Summary of opinion obtained by SBIGAM” in “(3) Overview of Opinion Obtained from a Party Independent of the Controlling Shareholder stating that the Transaction, etc. would not be Disadvantageous to Minority Shareholders” in “8. Matters Relating to Transactions, etc. with Controlling Shareholder” below.

At the meeting of the board of directors of SBIGAM held today, at which a resolution was adopted regarding the proposal concerning the Merger, it was resolved to implement the Merger by unanimous approval of 3 directors, after deliberation by those 3 directors and 3 corporate auditors, excluding Yoshitaka Kitao, who serves as Director and Chairman the parent company SBIAMG and Representative Director, Chairman, President & CEO of SBIHD, and Tomoya Asakura, who serves as Representative Director and President of SBIAMG and Director of the non-surviving company RHEOS HIFUMI.

As Tomoya Asakura, Representative Director and President of SBIGAM, concurrently serves as Representative Director and President of SBIAMG, the parent company of SBIGAM, Representative Director and Vice President of SBIHD, and Director of RHEOS HIFUMI, he did not participate in the discussions and negotiations regarding the Merger on the side of SBIGAM from the perspective of avoiding a conflict of interest, and did not participate in the deliberations and resolutions of the SBIGAM’s board of directors meetings as a director with a special interest in the Merger. Additionally, as Yoshitaka Kitao, Director of SBIGAM, concurrently serves as Director and Chairman of SBIAMG and Representative Director, Chairman, President & CEO of SBIHD, he did not participate in the discussions and negotiations regarding the Merger on the side of SBIGAM from the perspective of avoiding a conflict of interest, and did not participate in the deliberations and resolutions of SBIGAM’s board of directors meetings as a director with a special interest in the Merger.

(v)

Acquisition of opinion from independent officers of RHEOS HIFUMI, and approval by all non-interested directors of RHEOS HIFUMI, including independent officers, and opinion from all non-interested corporate auditors that they have no objection

As a transaction between companies with a common parent company, the Merger constitutes a transaction, etc. with a controlling shareholder. Therefore, RHEOS HIFUMI obtained an opinion dated September 30, 2025, from 3 outside directors who are independent officers (Rie Nakamura, Toshiya Kakiuchi, and Keiichi Miki), as described in “(ii) Summary of opinion obtained by RHEOS HIFUMI” in “(3) Overview of Opinion Obtained from a Party Independent of the Controlling Shareholder stating that the Transaction, etc. would not be Disadvantageous to Minority Shareholders” in “8. Matters Relating to Transactions, etc. with Controlling Shareholder” below.

At the meeting of the board of directors of RHEOS HIFUMI held today, at which a resolution was adopted regarding the proposal concerning the Merger, it was resolved to implement the Merger by unanimous approval of 8 directors, after deliberation by those 8 directors and 4 corporate auditors, excluding Tomoya Asakura, who serves as Representative Director and Vice-President of SBIHD, and Director of RHEOS HIFUMI.

As Tomoya Asakura, Director of RHEOS HIFUMI, concurrently serves as Representative Director and Vice President of SBIHD and Representative Director and President of SBIGAM, he did not participate in the discussions and negotiations regarding the Merger on the side of RHEOS HIFUMI from the perspective of avoiding a conflict of interest, and did not participate in the deliberations and resolutions of either of RHEOS HIFUMI’s board of directors meetings as a director with a special interest in the Merger.

4. Outline of the Companies that are Parties to the Merger

	Surviving company	Non-surviving company
(1) Name	SBI Global Asset Management Co., Ltd.	SBI RHEOS HIFUMI Inc.

(2) Location	1-6-1 Roppongi, Minato-ku, Tokyo	1-11-1 Marunouchi, Chiyoda-ku, Tokyo

(3) Name and title of representative	Tomoya Asakura, Representative Director and President	Hideto Fujino, Representative Director, Chairman, President and Group CEO

(4) Description of business	Holding company	Formulation of management strategies and business administration for group companies engaged in investment trust management business and investment advisory business (business related to discretionary investment contracts), etc., and other business incidental or related thereto

(5) Stated capital	3,363.63 million yen (as of March 31, 2025)	332.54 million yen (as of March 31, 2025)

(6) Date of establishment	March 27, 1998	April 1, 2024

(7) Number of issued shares	89,673,600 shares (as of March 31, 2025)	103,416,800 shares (as of March 31, 2025)

(8) Fiscal year-end	March	March

(9) Number of employees	(Non-consolidated) 8	(Non-consolidated, as of March 31, 2025) 51

(10) Major business partners	SBI SECURITIES Co., Ltd.	Rheos Capital Works Inc.

(11) Main transacting banks	Mizuho Bank	MUFG Bank, Mizuho Bank

(12) Major shareholders and shareholding ratios	SBI Asset Management Group Co., Ltd.: 52.69% Morningstar, Inc. (US): 9.82%	SBI Financial Services Co., Ltd.: 49.67%

(13) Relationship between the companies

Capital relationship	Not applicable.

Personnel relationship	Officer serving concurrently (one officer).

Business relationship	Not applicable.

Status as related parties	The companies share the same parent company.

(14) Business results and financial position in the most recent three-year period

Fiscal year-end	SBIGAM (consolidated) (surviving company)			RHEOS HIFUMI (consolidated) (non-surviving company)
	Fiscal year ended in Mar. 2023	Fiscal year ended in Mar. 2024	Fiscal year ended in Mar. 2025	Fiscal year ended in Mar. 2023	Fiscal year ended in Mar. 2024	Fiscal year ended in Mar. 2025
Consolidated net assets	16,799	16,110	15,410	6,094	7,210	7,008
Consolidated total assets	21,356	18,625	18,258	8,704	11,211	10,739
Consolidated net assets per share (yen)	183.79	178.03	169.98	474.39	534.21	67.89
Consolidated sales	8,747	10,137	11,568	9,660	10,309	11,424

Consolidated operating profit	1,831	2,111	2,269	1,610	1,780	2,070
Consolidated ordinary profit	2,458	2,510	2,565	1,625	1,797	2,069
Net profit for the period attributable to shareholders of the parent company	5,443	1,589	1,646	1,087	1,313	1,485
Consolidated profit for the period per share (yen)	60.70	17.72	18.37	90.50	103.90	14.40
Dividend per share (yen)	21.00	21.50	22.00	27.50	36.00	31.00

Note 1:	The unit is millions of yen, except where otherwise noted.
Note 2:

RHEOS HIFUMI was established on April 1, 2024 as the holding company (wholly-owning parent company) of Rheos Capital Works Inc. (“Rheos Capital Works”) through a sole-share transfer by Rheos Capital Works. Results of operations and financial conditions of Rheos Capital Works for the fiscal years ending March 31, 2023 and March 31, 2024 are stated.

5.	Status after the Merger

Surviving company
(1)	Name	SBI Global Asset Management Co., Ltd.

(2)	Location	1-6-1 Roppongi, Minato-ku, Tokyo

(3)	Name and title of representative	Tomoya Asakura, Representative Director and President

(4)	Description of business	Holding company

(5)	Stated capital	Not determined at present.

(6)	Fiscal year-end	March

(7)	Net assets	Not determined at present.

(8)	Total assets	Not determined at present.

6.	Outline of Accounting Treatment

The Merger is expected to be a common control transaction.

7.	Future Outlook

The impact of the Merger on business performance for the fiscal year ending March 31, 2026 and future fiscal years is currently under scrutiny, and the Companies will promptly make an announcement if there is a need to disclose new information regarding the Merger. RHEOS HIFUMI commenced a shareholder benefits program from this fiscal year. SBIGAM intends to continue implementing the shareholder benefits program after the Merger, and the details will be announced once decided.

8.	Matters Relating to Transactions, etc. with Controlling Shareholder

(1) Applicability of Transaction, etc. with Controlling Shareholder and Conformity with Policy for Measures to Protect Minority Shareholders

As a transaction between companies with a common parent company, the Merger constitutes a transaction, etc. with a controlling shareholder stipulated in the Securities Listing Regulations of the Tokyo Stock Exchange.

(i) Conformity with Guidelines by SBIGAM

The Guidelines on Measures to Protect Minority Shareholders When Conducting Transactions, etc. with the Controlling Shareholder indicated in the Corporate Governance Report disclosed by SBIGAM on June 30, 2025 are as follows.

•

In addition to business transactions such as the provision of SBIGAM’s information services and consulting services to its parent company SBIHD and its group companies, SBIGAM also has transactions including officers serving concurrently and seconding and dispatching of employees and acceptance the secondment and dispatch of employees, and service delegation. The SBIGAM Group’s policy is to conduct objective and fair transactions also when conducting transactions with the parent company SBIHD and its group companies. As part of SBIGAM’s basic policy on internal control systems pursuant to the Companies Act, the board of directors has resolved to ensure that transactions with the parent company, the parent company’s subsidiary companies, and subsidiary companies are appropriate transactions carried out under the same basic terms and conditions as other business partners at fair market prices.

•

“The Related Party Transaction Management Rules” stipulate, inter alia, that SBIGAM must confirm whether a transaction constitutes a related party transaction, that internal decisions for related party transactions other than those under a certain threshold require the approval of the board of directors, and also sets forth the criteria for the board of directors, etc. to approve or deny related party transactions.

•

When newly commencing a sale transaction with a party that constitutes a related party, each department submits a new transaction application form to the Administration Division, and after confirming the reasonableness of the transaction and the appropriateness of the transaction terms and conditions, etc., obtains the approval of the board of directors, etc. In addition, for new expense transactions, the Administration Division checks whether it is a related party transaction, and if it is a related party transaction, obtains the approval of the board of directors, etc. Furthermore, the majority (three out of five) of those attending meetings of the board of directors of SBIGAM that grant these approvals are independent outside directors that are independent from the controlling shareholder.

•

For existing ongoing related party transactions, the approval from the Administration Division shall be obtained in the business system upon each sale. The Administration Division also performs aggregation and management of the total transaction amount.

•	In addition, ongoing related party transactions have one-year results and projections are reported to the board of directors meetings and are granted approval.

•

In internal audits and audits by corporate auditors, an important audit item is whether transactions, etc. with the controlling shareholder, etc. have transaction terms and conditions that are decided in the same manner as general transaction terms and conditions in accordance with the basic policy on the internal control system.

•	Based on the above, SBIGAM believes that fair transactions with SBIHD and its group companies are ensured without de facto restrictions.

As described in “1. Purpose, etc. of the Merger” above, the Merger is a business necessity for SBIGAM, and SBIGAM has determined that the transaction terms of the Merger were determined based on a system that eliminates arbitrariness in the decision-making process due to the influence of SBIAMG and its parent company SBIHD, and that they conform to the policy set forth above, because the measures set forth in “(4) Measures to Ensure Fairness (Including Measures to Avoid Conflicts of Interest)” in “3. Basis, etc. for the Details of Allotment Pertaining to the Merger” above have been taken in order to ensure that minority shareholders of SBIGAM are not disadvantaged.

(ii)	Conformity with Guidelines by RHEOS HIFUMI

The Guidelines on Measures to Protect Minority Shareholders When Conducting Transactions, etc. with the Controlling Shareholder indicated in the Corporate Governance Report disclosed by RHEOS HIFUMI on July 15, 2025 are as follows.

•

SBIHD, the controlling shareholder of RHEOS HIFUMI, is the parent company of RHEOS HIFUMI. The controlling shareholder group includes partner companies which are distributors of RHEOS HIFUMI investment trusts, but RHEOS HIFUMI’s business does not compete with the business of any company in that group. In order to protect the interests of minority shareholders, RHEOS HIFUMI has a policy of nominating director candidates such that a majority of the board of directors comprises persons other than officers and employees of the controlling shareholder, and one officer and employee of the parent company has been appointed as a director of RHEOS HIFUMI. In principle, RHEOS HIFUMI does not engage in transactions with the controlling shareholder group, and may commence or make changes to transactions based on a board of directors resolution only where it is ensured that the transaction itself is reasonable (business necessity) and the terms of the transaction are appropriate (terms equivalent to those of other business partners; appropriateness of the terms can be confirmed individually).

•

The above policy is set out in “the Related Party Transaction Management Rules” of RHEOS HIFUMI, under the responsibility of the General Manager of the Administration Division of RHEOS HIFUMI, and RHEOS HIFUMI works to ensure the thorough dissemination of the policy.

RHEOS HIFUMI has determined that the transaction terms of the Merger were decided based on a system that eliminates arbitrariness in the decision-making process due to the influence of RHEOS HIFUMI’s parent company SBIHD, and that they conform to the policy set forth above, because the measures set forth in “(4) Measures to Ensure Fairness (Including Measures to Avoid Conflicts of Interest)” in “3. Basis, etc. for the Details of Allotment Pertaining to the Merger” above have been taken in order to ensure that minority shareholders of RHEOS HIFUMI are not disadvantaged.

(2) Matters Regarding Measures to Ensure Fairness and to Avoid Conflicts of Interest

See “(4) Measures to Ensure Fairness (Including Measures to Avoid Conflicts of Interest)” in “3. Basis, etc. for the Details of Allotment Pertaining to the Merger” above.

(3) Overview of Opinion Obtained from a Party Independent of the Controlling Shareholder stating that the Transaction, etc. would not be Disadvantageous to Minority Shareholders

(i)	Summary of opinion obtained by SBIGAM

While SBIGAM will carry out the Merger with SBIGAM as the surviving company and RHEOS HIFUMI as the non-surviving company, as SBIHD is the parent company of both of the Companies, the execution of the Merger Agreement by the Companies constitutes a material transaction, etc. with a controlling shareholder stipulated in the Securities Listing Regulations of the Tokyo Stock Exchange for the Companies.

Therefore, SBIGAM’s Representative Director and President, Tomoya Asakura, consulted with Kotaro Yamazawa as representative for the independent officers, seeking an opinion regarding SBIGAM’s decision to execute the Merger Agreement not being disadvantageous for minority shareholders.

SBIGAM’s independent officers, Billy Wade Wilder (outside director), Kotaro Yamazawa (outside director), Akihiro Horie (outside director), Kazuo Nagano (outside corporate auditor) and Masanobu Kotake (outside corporate auditor), as a result of their review from the perspective of whether the purpose of the Merger, the Merger Agreement, including the Merger Ratio, and the basis thereof were appropriate, since the purpose of the Merger, terms and decision-making process of the Merger can be deemed reasonable, they concluded that the decision is not disadvantageous to minority shareholders, and therefore stated such opinion as follows:

•

The Merger is intended to establish a system under which SBIGAM will centrally manage the Asset Management Business, one of the above five core businesses of the SBI Group, thereby improving business efficiency across the SBI Group by communicating more closely through separation of product strategies and other measures, and rationalizing by reducing overlapping administrative departments, etc., and further strengthening SBIGAM’s position as a core company in the Asset Management Business.

•

The terms and conditions of the Merger were decided at the Companies through the measures described above in “(4) Measures to ensure fairness (Including Measures to Avoid Conflicts of Interest)” under “3. Basis, etc. for the details of allotment pertaining to the Merger” in order to increase the independence, transparency, and objectivity of the decision-making processes.

•

The Merger Ratio took comprehensively into account the results of the due diligence mutually conducted by the Companies, factors such as the financial status and trends in the performance of SBIGAM and RHEOS HIFUMI. In addition, with regard to the Merger Ratio in the Merger, of the calculation results from SBIGAM’s third-party valuation institution, KIC, after taking into consideration both the market price analysis that uses the share market, an objective index, and the DCF Analysis which is calculated comprehensively taking into account factors such as the most recent financial condition and the future outlook of the Companies, it was determined that, although the Merger Ratio exceeds the range (0.30～0.34) of calculation results using the market price analysis, it is close to the median of the range (0.22～0.47) of calculation results using the DCF Analysis and within the range of the overall results of calculations.

•

On the basis of the above valuation results, (i) the rationale for selecting these valuation methods, namely, using the market price analysis, because the SBIGAM Shares are listed on the Prime Market of the Tokyo Stock Exchange and the RHEOS HIFUMI Shares are listed on the Growth Market of the Tokyo Stock Exchange and have a market price, and using the DCF Analysis based on the perpetual growth rate to reflect future business activities in the calculations, because the Companies have future financial forecasts, and (ii) the financial forecasts of the Companies applied in the DCF Analysis, are also reasonable.

(ii)	Summary of opinion obtained by RHEOS HIFUMI

As a transaction between companies with a common parent company, the Merger constitutes a material transaction, etc. with a controlling shareholder stipulated in the Securities Listing Regulations of the Tokyo Stock Exchange. Therefore, RHEOS HIFUMI requested Rie Nakamura, Toshiya Kakiuchi, and Keiichi Miki, who are outside directors and independent officers of RHEOS HIFUMI who have no interest in the controlling shareholder, to consider whether RHEOS HIFUMI’s decision regarding the Merger would be disadvantageous to the minority shareholders of RHEOS HIFUMI, and obtained from these three directors an opinion to the effect that RHEOS HIFUMI’s decision regarding the Merger is not disadvantageous to the minority shareholders of RHEOS HIFUMI because of the following (a) to (c):

(a)

The Merger is being carried out to maximize the synergies, etc. of business integration, and that purpose is rational. Furthermore, although RHEOS HIFUMI will be delisted only a short time after its listing as Rheos Capital Works Inc. on April 25, 2023, since that listing the SBI Group has come to believe that in order to use the fruits of the steady growth and development of the SBI Group’s Asset Management Business to further enhance benefits to customers based on the SBI Group’s fundamental business philosophy of being “fully customer-centric,” more efficient and flexible business operations are indispensable, and has therefore chosen to carry out the Merger, such decision is not deemed unreasonable.

(b)

they found that the various data underlying the business plans and other assumptions used in the calculation of the Merger Ratio were not prepared arbitrarily but are based on objective and reasonable forecasts, that the Merger Ratio exceeds the upper end of the range under the market price analysis, and falls within the range of calculation results using the DCF Analysis in the Merger Ratio Calculation Report (RHEOS HIFUMI), and that the Merger Ratio was determined as a result of negotiations between SBIGAM and RHEOS HIFUMI as independent parties. Accordingly, they found that the terms of the Merger, including the Merger Ratio, are reasonable.

(c)

In the Merger, they found that sufficient consideration had been given to the interests of RHEOS HIFUMI’s shareholders through fair procedures in the Merger, including measures to ensure that shareholders are provided with appropriate opportunities to make informed decisions by means of this press release, the elimination of arbitrariness in the decision-making process, the acquisition of independent advice from outside experts, and the acquisition of the Merger Ratio Calculation Report (RHEOS HIFUMI), etc. from an independent third-party valuation institutions.

End

Exhibit

Overview of Fifth Series of Stock Acquisition Rights of SBI Global Asset Management Co., Ltd.

(1)	Name of the stock acquisition rights

Fifth Series of Stock Acquisition Rights of SBI Global Asset Management Co., Ltd.

(2)	Class and number of shares underlying the stock acquisition rights

The class of the shares underlying the stock acquisition rights shall be common shares of SBI Global Asset Management Co., Ltd. (hereinafter referred to as the “Company”), and the number of shares underlying the stock acquisition rights shall be 288 shares per stock acquisition right.

If the Company conducts a gratis allotment, share split or share consolidation of common shares of the Company, the Company shall adjust the number of underlying shares in accordance with the following formula; provided, however, that the adjustment shall be made solely with respect to the number of shares underlying those stock acquisition rights that remain unexercised at that time, and any fractional shares arising from the adjustment shall be rounded down:

Adjusted number of shares = Pre-adjustment number of shares × Gratis allotment/share split/share consolidation ratio

In addition to the reasons listed above, if it is appropriate to adjust the number of shares granted, the Company shall make such adjustment as deemed necessary by a resolution of the board of directors. The adjustment shall be made solely with respect to the number of shares granted for the stock acquisition rights that remain unexercised at that time, and any fractional shares arising from the adjustment shall be rounded down.

(3)	Value of property to be contributed upon exercise of the stock acquisition rights

The property to be contributed upon exercise of the stock acquisition rights shall be cash in the amount per stock acquisition right equivalent to the product of the amount to be paid in per share issued upon the exercise of one stock acquisition right (the “Exercise Price”) multiplied by the number of shares to be issued upon exercise of one stock acquisition right specified in (2) above, and the initial Exercise Price shall be 475 yen; provided, however, that if any of the events specified in (4) below occurs, the above Exercise Price shall be adjusted in the same manner.

(4)	Adjustment of the Exercise Price

(i)	If any of the following events occurs after the issuance of the stock acquisition rights, the Exercise Price shall be adjusted pursuant to the following provisions.

(a)	If the Company conducts a share split or share consolidation:

Adjusted Exercise Price	=	Pre-adjustment Exercise Price	×	1
Share split/share consolidation ratio

The adjusted Exercise Price shall apply from the day after the record date in the case of a share split, or from the effective date in the case of a share consolidation.

(b)

If the Company issues common shares or disposes of common shares it holds at a price (including gratis allotment) that is less than the market price (meaning the market price provided for in (ii)(b) below; the same applies hereinafter), except for issuance or disposition due to the exercise of stock acquisition rights (including those attached to bonds with stock acquisition rights) or in exchange for the acquisition of shares with put options, shares subject to call or stock acquisition rights subject to call (including those attached to bonds with stock acquisition rights) issued by the Company:

	=		×		+	Number of shares	× Amount to be paid in per share
		Pre-		Number of		newly issued
Adjusted		adjustment		shares already		Market price
Exercise		Exercise		issued
Price		Price		Number of shares already issued + number of shares newly issued

In the above formula, “Number of shares already issued” does not include common shares held by the Company. In addition, “Number of shares newly issued” includes any common shares held by the Company that are disposed of, in which case “Amount to be paid in per share” is to be read as “Disposal price per share.”

The adjusted Exercise Price shall apply from the day after the payment date (if a payment period is set for an offering, the last day of that period; the same applies hereinafter). If a record date is set for the granting to holders of the common shares of the Company (“Common Shareholders”) the right to receive the allotment, the adjusted Exercise Price shall apply from the day after that record date.

(c)

If the Company issues shares with put options, shares subject to call or stock acquisition rights subject to call with a provision that the Company shall issue common shares or dispose of common shares held by the Company at a price that is less than the market price, or issues stock acquisition rights (including those attached to bonds with stock acquisition rights) with the right to demand that the Company shall issue common shares or dispose of common shares held by the Company at a price that is less than the market price:

The adjusted Exercise Price shall be calculated by applying the Exercise Price adjustment formula provided for in (b) above, assuming that all of the issued shares with put options, shares subject to call, stock acquisition rights subject to call, and stock acquisition rights are acquired or exercised under the original conditions of issuance, and applies from the day after the payment date (in case of stock acquisition rights, the allotment date; in the case of a gratis allotment, the effective date); provided, however, that if there is a record date for the grant to shareholders of the right to receive allotment, the formula applies from the day after that record date.

(ii) (a)	The Exercise Price shall be rounded up to the nearest whole yen.

(b)

If the common shares of the Company are yet to be listed on a financial instruments exchange, the market price used in the Exercise Price adjustment formula shall be the Exercise Price in effect on the day before the day on which the adjusted Exercise Price applies. If the common shares of the Company are listed on any financial instruments exchange, the market price used in the Exercise Price adjustment formula shall be the average closing price (including indicative prices) of the common shares of the Company in regular trading on the financial instruments exchange on which they are listed each day during the 30 trading day period (excluding days with no closing price) beginning on the date that is 45 trading days before the day on which the adjusted Exercise Price applies, calculated to two decimal places and rounded down to one decimal place.

(iii)

In addition to (i)(a) through (c) above, if the Company conducts a capital reduction, merger, company split or share exchange, or in a similar case where adjustment of the Exercise Price is necessary, the Company shall adjust the Exercise Price as it deems necessary.

(iv)	If the Exercise Price is adjusted pursuant to (i) or (iii) above, the Company shall notify the stock acquisition right holders entered in the stock acquisition right register.

(5)	Period during which the stock acquisition rights are exercisable

From December 1, 2025 to December 15, 2031

(6)	Matters regarding increase in capital and capital reserve upon issuance of shares due to exercise of the stock acquisition rights

The amount by which capital will increase if shares are issued on the exercise of the stock acquisition rights shall be equal to the maximum amount of increase in capital, etc., calculated in accordance with Article 17, Paragraph 1 of the Regulations on Corporate Accounting multiplied by 0.5 (rounded up to the nearest whole yen). The amount by which the capital reserve will increase shall be equal to the maximum amount of increase in capital, etc. less the amount of the capital increase.

(7)	Conditions of exercise of the stock acquisition rights

(i)

The holders of stock acquisition rights are required to hold the position of director, corporate auditor or employee of the Company or a subsidiary of the Company, or to have entered into an advisory contract with the Company, at the time of exercising the stock acquisition rights; provided, however, that if the board of directors of the Company gives special approval in cases where there are justifiable grounds, including resignation due to expiration of the term of office, mandatory retirement, resignation or retirement for company reasons, resignation due to a work-related illness, or transfer, and notifies the stock acquisition right holder in writing, the stock acquisition right holder may exercise the stock acquisition rights only within six months after the loss of the relevant position (provided that this is within the exercise period) or six months from the date of commencement of the exercise period.

(ii)	The other grounds and conditions for exercise are provided for in the allotment agreement executed between the Company and a stock acquisition right holder.

(8)	Grounds and conditions for acquisition of stock acquisition rights

(i)

If the Company conducts a Reorganization defined in (10) below and does not deliver the stock acquisition rights of the Reorganized Company pursuant to (10) below, the Company may acquire the stock acquisition rights without consideration on a date separately determined by the board of directors.

(ii)

If a holder of the stock acquisition rights fails to satisfy the conditions for exercising the stock acquisition rights specified in (7)(i) above and is unable to exercise the stock acquisition rights, the Company may acquire the stock acquisition rights without consideration on a date separately determined by the board of directors.

(iii)	The other grounds and conditions for exercise are provided for in the allotment agreement executed between the Company and a stock acquisition right holder.

(9)	Restrictions on transfer of the stock acquisition rights

Any acquisition of the stock acquisition rights by assignment requires the approval of the board of directors of the Company.

(10)	Treatment of stock acquisition rights upon Reorganization

If the Company conducts a merger (in which the Company is the non-surviving company), an absorption-type company split or incorporation-type company split, or a share exchange or share transfer (collectively, “Reorganization”), the stock acquisition right holders that hold the stock acquisition rights remaining as of the effective date of the Reorganization (the “Remaining Stock Acquisition Rights”) shall be granted stock acquisition rights of the surviving company in an absorption-type merger, company incorporated in a consolidation-type merger, company succeeding in an absorption-type split, company incorporated in an incorporation-type split, wholly owning parent company resulting from a share exchange, or wholly owning parent company incorporated in a share transfer (as the case may be; the “Reorganized Company”) pursuant to the following conditions, and in such case, the Remaining Stock Acquisition Rights shall be cancelled, and the Reorganized Company shall issue new stock acquisition rights;

provided, however, that this shall apply only if the delivery of stock acquisition rights of the Reorganized Company in accordance with the following conditions is provided for in the absorption-type merger agreement, consolidation-type merger agreement, absorption-type company split agreement, incorporation-type company split plan, share exchange agreement, or share transfer plan:

(i)	Number of stock acquisition rights to be delivered

A number shall be delivered that is equal to the number of stock acquisition rights held by that stock acquisition right holder at the time the Reorganization takes effect.

(ii)	Class of shares of the Reorganized Company underlying the stock acquisition rights

Shares of common stock of the Reorganized Company

(iii)	Number of shares of the Reorganized Company underlying the stock acquisition rights

The number obtained by reasonably adjusting the number of shares granted with consideration for the conditions of the Reorganization and other factors (“Number of Shares Granted After Succession”). Any fractional shares to be delivered to the stock acquisition right holders that arise upon exercise of the stock acquisition rights shall be rounded down to the nearest whole share.

(iv)	Value of property to be contributed upon exercise of stock acquisition rights

The amount obtained by multiplying the amount to be paid in, reasonably adjusted with consideration for the conditions of the Reorganization and other factors, by the Number of Shares Granted After Succession

(v)	Period during which stock acquisition rights are exercisable

The period from the later of the start of the exercisable period of the stock acquisition rights specified in (5) above and the effective date of the Reorganization to the end of the exercisable period of the stock acquisition rights specified in (5) above

(vi)	Matters regarding increase in capital and capital reserve upon issuance of shares due to exercise of stock acquisition rights

The amount by which capital will increase if shares are issued on the exercise of the stock acquisition rights shall be equal to the maximum amount of increase in capital, etc., calculated in accordance with Article 17, Paragraph 1 of the Regulations on Corporate Accounting multiplied by 0.5 (rounded up to the nearest whole yen). The amount by which the capital reserve will increase shall be equal to the maximum amount of increase in capital, etc. less the amount of the capital increase.

(vii)	Conditions for exercise of stock acquisition rights and grounds and conditions for acquisition of stock acquisition rights

To be determined in accordance with (7) and (8) above

(viii)	Restrictions on acquisition of stock acquisition rights by assignment

Any acquisition of the stock acquisition rights by assignment requires the approval of the Reorganized Company.

End

Overview of Sixth Series of Stock Acquisition Rights of SBI Global Asset Management Co., Ltd.

(1)	Name of the stock acquisition rights

Sixth Series of Stock Acquisition Rights of SBI Global Asset Management Co., Ltd.

(2)	Details of stock acquisition rights

(i)	Class and number of shares underlying stock acquisition rights

The number of shares underlying the stock acquisition rights (the “Number of Granted Shares”) shall be 288 shares of common stock of SBI Global Asset Management Co., Ltd. (hereinafter referred to as the “Company”) per stock acquisition right.

If the Company conducts a share split (including gratis allotment of the common shares of the Company; the same applies hereinafter) or share consolidation, the Company shall adjust the Number of Granted Shares in accordance with the following formula; provided, however, that the adjustment shall be made solely with respect to the number of shares underlying those stock acquisition rights that remain unexercised at that time, and any fractional shares arising from the adjustment shall be rounded down:

Adjusted Number of Granted Shares = Pre-adjustment Number of Granted Shares × Share split (or share consolidation) ratio

In addition, if the Company conducts a merger, company split, reduction of the stated capital, or in a similar case where adjustment of the Number of Granted Shares is necessary, the Number of Granted Shares shall be adjusted as appropriate and to the extent reasonable.

(ii)	Value of property to be contributed upon exercise of stock acquisition rights and method of calculation

The value of property to be contributed upon exercise of the stock acquisition rights shall be equal to the amount to be paid in per share (the “Exercise Price”) multiplied by the Number of Granted Shares.

The Exercise Price shall be 431 yen.

If the Company conducts a share split or share consolidation, the Exercise Price shall be adjusted in accordance with the following formula and rounded up to the nearest whole yen:

1
Adjusted Exercise Price = Pre-adjustment Exercise Price	×
Share split (or share consolidation) ratio

If the Company issues common shares of the Company or disposes of treasury shares at a price lower than the market price (excluding issuance of new shares or disposal of treasury shares in connection with the exercise of stock acquisition rights and transfer of treasury shares in a share exchange), the Exercise Price shall be adjusted in accordance with the following formula and rounded up to the nearest whole yen:

	=		×		+	Number of shares	× Amount to be paid in per share
				Number of		newly issued
Adjusted		Pre-adjustment		shares already		Market price per share before new issue
Exercise		Exercise Price		issued
Price				Number of shares already issued + Number of shares newly issued

In the above formula, “Number of shares already issued” means the total number of issued common shares of the Company less the number of common shares held in treasury by the Company. In the case of disposal of common shares held in treasury, “Number of shares newly issued” is to be read as “Number of treasury shares disposed of,” “Amount to be paid in per share” is to be read as “Disposal price per share,” and “Market price per share before new issue” is to be read as “Market price per share before disposal of treasury shares.”

In addition to the above, if the Company conducts a merger or company split, or in a similar case where adjustment of the Exercise Price is necessary, the Company may adjust the Exercise Price to the extent reasonable and appropriate.

(iii)	Period during which stock acquisition rights are exercisable

The period during which the stock acquisition rights may be exercised (the “Exercise Period”) shall be from December 1, 2025 to August 1, 2029 (or the preceding bank business day if the last day of the Exercise Period is not a bank business day).

(iv)	Matters regarding increase in capital and capital reserve

(a)

The amount by which capital will increase if shares are issued on the exercise of the stock acquisition rights shall be half of the maximum amount of increase in capital, etc., calculated in accordance with Article 17, Paragraph 1 of the Regulations on Corporate Accounting (rounded up to the nearest whole yen).

(b)

The amount by which the capital reserve will increase if shares are issued on the exercise of the stock acquisition rights shall be the maximum amount of increase in capital, etc., provided for in (a) above less the amount by which the capital will increase as provided for in (a) above.

(v)	Restrictions on acquisition of stock acquisition rights by assignment

Any acquisition of the stock acquisition rights by assignment requires the approval by a resolution of the board of directors of the Company.

(vi)	Conditions of exercise of stock acquisition rights

(a)

A person to whom stock acquisition rights are allotted (a “Stock Acquisition Right Holder”) is entitled to exercise the stock acquisition rights only if, in any of the fiscal years from the year ending March 31, 2025 to the year ending March 31, 2027, the sum of the operating profits of Rheos Capital Works Inc. and Rheos Capital Partners, Inc. before deduction of stock-based compensation costs pertaining to the stock acquisition rights as well as management fees and secondment fees paid by each to affiliated companies, as shown in their respective statements of income, exceeds 2,500 million yen.

For the purpose of determining operating profit before stock-based compensation costs pertaining to the stock acquisition rights, if the board of directors determines that it is not appropriate to use the actual figures shown in the Company’s consolidated statement of income (or statement of income if the Company does not prepare a consolidated statement of income) due to an event such as a change in applicable accounting standards or a corporate acquisition that has a significant impact on the Company’s business results, the Company may adjust the actual figures used for the determination to exclude the impact of that event to the extent reasonable. In the event of a material change in the concept of items to be referenced due to a change in the application of International Financial Reporting Standards, fiscal year-end, etc., the board of directors of the Company shall separately determine the indicators to be referenced.

(b)

The Stock Acquisition Right Holders are required to hold the position of director, corporate auditor, or employee of the Company or a related company of the Company at the time of exercise of the stock acquisition rights, unless the board of directors of the Company determines that there are justifiable grounds such as resignation due to expiration of the term of office or mandatory retirement.

(c)	The exercise of the stock acquisition rights by the heirs of a Stock Acquisition Right Holder shall not be permitted.

(d)

If the exercise of the stock acquisition rights would cause the total number of issued shares of the Company to exceed the total number of authorized shares at that time, the stock acquisition rights may not be exercised.

(e)	Less than one stock acquisition right may not be exercised.

(3)	Matters concerning acquisition of stock acquisition rights

(i)

If the shareholders meeting of the Company approves (or, if approval by the shareholders meeting is not required, the board of directors makes a resolution in favor of) a merger agreement under which the Company is the non-surviving company, a company split agreement or company split plan under which the Company is the split company, or a share exchange agreement or share transfer plan under which the Company becomes a wholly owned subsidiary of another company, the Company may acquire all of the stock acquisition rights for no consideration upon the arrival of a day separately specified by the board of directors of the Company.

(ii)

If a Stock Acquisition Right Holder becomes unable to exercise the stock acquisition rights under the provisions of (2)(vi) above before exercising the stock acquisition rights, the Company may acquire those stock acquisition rights for no consideration.

(4)	Treatment of stock acquisition rights upon Reorganization

If the Company conducts a merger (in which the Company is the non-surviving company), an absorption-type company split or incorporation-type company split, or a share exchange or share transfer (collectively, “Reorganization”), stock acquisition rights of the company provided for in Article 236, Paragraph 1, Item 8, (a) through (e) of the Companies Act (as applicable in each respective case; the “Reorganized Company”) shall be granted to the Stock Acquisition Right Holders on the effective date of the Reorganization pursuant to the following conditions; provided, however, that this shall apply only if the delivery of stock acquisition rights of the Reorganized Company in accordance with the following conditions is provided for in the absorption-type merger agreement, consolidation-type merger agreement, absorption-type company split agreement, incorporation-type company split plan, share exchange agreement, or share transfer plan:

(i)	Number of stock acquisition rights of the Reorganized Company to be delivered

A number shall be delivered to each Stock Acquisition Right Holder equal to the number held by that Stock Acquisition Right Holder

(ii)	Class of shares of the Reorganized Company underlying the stock acquisition rights

Shares of common stock of the Reorganized Company

(iii)	Number of shares of the Reorganized Company underlying the stock acquisition rights

To be determined pursuant to (2)(i) above, with consideration for the conditions of the Reorganization

(iv)	Value of property to be contributed upon exercise of stock acquisition rights

The value of the property to be contributed upon exercise of each of the stock acquisition rights to be granted shall be equal to the post-reorganization Exercise Price (equivalent to the Exercise Price specified in (2)(ii) above as adjusted with consideration for the conditions of the Reorganization and other factors) multiplied by the number of shares of the Reorganized Company underlying the relevant stock acquisition rights determined in accordance with (4)(iii) above.

(v)	Period during which stock acquisition rights are exercisable

The period from the later of the start of the Exercise Period specified in (2)(iii) above and the effective date of the Reorganization to the end of the Exercise Period specified in (2)(iii) above

(vi)	Matters regarding increase in capital and capital reserve upon issuance of shares due to exercise of stock acquisition rights

To be determined in accordance with (2)(iv) above

(vii)	Restrictions on acquisition of stock acquisition rights by assignment

Any acquisition by assignment requires approval by a resolution of the board of directors of the Reorganized Company.

(viii)	Other conditions of exercise of stock acquisition rights

To be determined in accordance with (2)(vi) above

(ix)	Grounds and conditions for acquisition of stock acquisition rights

To be determined in accordance with (3) above

(x)	Other conditions shall be determined in accordance with the conditions of the Reorganized Company.

(5)	Matters concerning stock acquisition right certificates with respect to stock acquisition rights

The Company shall not issue stock acquisition right certificates with respect to the stock acquisition rights.

End

Overview of Seventh Series of Stock Acquisition Rights of SBI Global Asset Management Co., Ltd.

(1)	Name of the stock acquisition rights

Seventh Series of Stock Acquisition Rights of SBI Global Asset Management Co., Ltd.

(2)	Class and number of shares underlying stock acquisition rights

The number of shares underlying the stock acquisition rights (the “Number of Granted Shares”) shall be 36 shares of common stock of SBI Global Asset Management Co., Ltd. (hereinafter referred to as the “Company”) per stock acquisition right.

If the Company conducts a gratis allotment, share split or share consolidation of common shares of the Company, the Company shall adjust the Number of Granted Shares in accordance with the following formula; provided, however, that the adjustment shall be made solely with respect to the number of shares underlying those stock acquisition rights that remain unexercised at that time, and any fractional shares arising from the adjustment shall be rounded down:

Adjusted Number of Granted Shares = Pre-adjustment Number of Granted Shares × Gratis allotment/share split/share consolidation ratio

In addition to the reasons listed above, if it is appropriate to adjust the Number of Granted Shares, the Company shall make such adjustment as deemed necessary. The adjustment shall be made solely with respect to the Number of Granted Shares for the stock acquisition rights that remain unexercised at that time, and any fractional shares arising from the adjustment shall be rounded down.

(3)	Value of property to be contributed upon exercise of the stock acquisition rights

The value per stock acquisition right of property to be contributed upon exercise of the stock acquisition rights shall be equal to the amount to be paid in per share to be issued upon exercise of the stock acquisition rights (the “Exercise Price”) multiplied by the Number of Granted Shares.

The initial Exercise Price shall be 517 yen.

If any of the events specified in (4) below occurs, the above Exercise Price shall be adjusted in the same manner.

(4)	Adjustment of the Exercise Price

(i)	If any of the following events occurs after the issuance of the stock acquisition rights, the Exercise Price shall be adjusted pursuant to the following provisions.

(a)	If the Company conducts a share split or share consolidation:

Adjusted Exercise Price	=	Pre-adjustment Exercise Price	×	1
Share split/share consolidation ratio

The adjusted Exercise Price shall apply from the day after the record date in the case of a share split, or from the effective date in the case of a share consolidation.

(b)

If the Company issues common shares or disposes of common shares it holds at a price (including gratis allotment) that is less than the market price (meaning the market price provided for in (ii)(b) below; the same applies hereinafter), except for issuance or disposition due to the exercise of stock acquisition rights (including those attached to bonds with stock acquisition rights) or in exchange for the acquisition of shares with put options, shares subject to call or stock acquisition rights subject to call (including those attached to bonds with stock acquisition rights) issued by the Company:

	=		×		+	Number of shares	× Amount to be paid in per share
				Number of		newly issued
Adjusted		Pre-adjustment		shares already		Market price
Exercise		Exercise Price		issued
Price				Number of shares already issued + number of shares newly issued

In the above formula, “Number of shares already issued” does not include common shares held by the Company. In addition, “Number of shares newly issued” includes any common shares held by the Company that are disposed of, in which case “Amount to be paid in per share” is to be read as “Disposal price per share.”

The adjusted Exercise Price shall apply from the day after the payment date (if a payment period is set for an offering, the last day of that period; the same applies hereinafter). If a record date is set for the granting to holders of the common shares of the Company the right to receive the allotment, the adjusted Exercise Price shall apply from the day after that record date.

(c)

If the Company issues shares with put options, shares subject to call or stock acquisition rights subject to call with a provision that the Company shall issue common shares or dispose of common shares held by the Company at a price that is less than the market price, or issues stock acquisition rights (including those attached to bonds with stock acquisition rights) with the right to demand that the Company shall issue common shares or dispose of common shares held by the Company at a price that is less than the market price:

The adjusted Exercise Price shall be calculated by applying the Exercise Price adjustment formula provided for in (b) above, assuming that all of the issued shares with put options, shares subject to call, stock acquisition rights subject to call, and stock acquisition rights are acquired or exercised under the original conditions of issuance, and applies from the day after the payment date (in case of stock acquisition rights, the allotment date; in the case of a gratis allotment, the effective date); provided, however, that if there is a record date for the grant to shareholders of the right to receive allotment, the formula applies from the day after that record date.

(ii) (a)	The Exercise Price shall be rounded up to the nearest whole yen.

(b)

The market price used in the Exercise Price adjustment formula shall be the average closing price (including indicative prices) of the common shares of the Company in regular trading on the financial instruments exchange on which they are listed each day during the 30 trading day period (excluding days with no closing price) beginning on the date that is 45 trading days before the day on which the adjusted Exercise Price applies, calculated to two decimal places and rounded down to one decimal place.

(iii)

In addition to (i)(a) through (c) above, if the Company conducts a capital reduction, merger, company split or share exchange, or in a similar case where adjustment of the Exercise Price is necessary, the Company shall adjust the Exercise Price as it deems necessary.

(iv)	If the Exercise Price is adjusted pursuant to (i) or (iii) above, the Company shall notify the stock acquisition right holders entered in the stock acquisition right register.

(5)	Period during which stock acquisition rights are exercisable

From June 1, 2027 to April 30, 2035

(6)	Matters regarding increase in capital and capital reserve upon issuance of shares due to exercise of the stock acquisition rights

The amount by which capital will increase if shares are issued on the exercise of the stock acquisition rights shall be equal to the maximum amount of increase in capital, etc., calculated in accordance with Article 17, Paragraph 1 of the Regulations on Corporate Accounting multiplied by 0.5 (rounded up to the nearest whole yen). The amount by which the capital reserve will increase shall be equal to the maximum amount of increase in capital, etc. less the amount of the capital increase.

(7)	Conditions of exercise of the stock acquisition rights

(i)

The holders of stock acquisition rights are required to hold the position of director, corporate auditor or employee of the Company or a subsidiary of the Company, or to have entered into an advisory contract with the Company, at the time of exercising the stock acquisition rights; provided, however, that if the board of directors of the Company gives special approval in cases where there are justifiable grounds, including resignation due to expiration of the term of office, mandatory retirement, resignation or retirement for company reasons, resignation due to a work-related illness, or transfer, and notifies the stock acquisition right holder in writing, the stock acquisition right holder may exercise the stock acquisition rights only within six months after the loss of the relevant position (provided that this is within the exercise period) or six months from the date of commencement of the exercise period.

(ii)	The other grounds and conditions for exercise are provided for in the allotment agreement executed between the Company and a stock acquisition right holder.

(8)	Grounds and conditions for acquisition of stock acquisition rights

(i)

If the Company conducts a Reorganization defined in (10) below and does not deliver the stock acquisition rights of the Reorganized Company pursuant to (10) below, the Company may acquire the stock acquisition rights without consideration on a date separately determined by the board of directors.

(ii)

If a holder of the stock acquisition rights fails to satisfy the conditions for exercising the stock acquisition rights specified in (7)(i) above and is unable to exercise the stock acquisition rights, the Company may acquire the stock acquisition rights without consideration on a date separately determined by the board of directors.

(iii)	The other grounds and conditions for exercise are provided for in the allotment agreement executed between the Company and a stock acquisition right holder.

(9)	Restrictions on transfer of the stock acquisition rights

Any acquisition of the stock acquisition rights by assignment requires the approval of the board of directors of the Company.

(10)	Treatment of stock acquisition rights upon Reorganization

If the Company conducts a merger (in which the Company is the non-surviving company), an absorption-type company split or incorporation-type company split, or a share exchange or share transfer (collectively, “Reorganization”), the stock acquisition right holders that hold the stock acquisition rights remaining as of the effective date of the Reorganization (the “Remaining Stock Acquisition Rights”) shall be granted stock acquisition rights of the surviving company in an absorption-type merger, company incorporated in a consolidation-type merger, company succeeding in an absorption-type split, company incorporated in an incorporation-type split, wholly owning parent company resulting from a share exchange, or wholly owning parent company incorporated in a share transfer (as the case may be; the “Reorganized Company”) pursuant to the following conditions, and in such case, the Remaining Stock Acquisition Rights shall be cancelled, and the Reorganized Company shall issue new stock acquisition rights; provided, however, that this shall apply only if the delivery of stock acquisition rights of the Reorganized Company in accordance with the following conditions is provided for in the absorption-type merger agreement, consolidation-type merger agreement, absorption-type company split agreement, incorporation-type company split plan, share exchange agreement, or share transfer plan:

(i)	Number of stock acquisition rights to be delivered

A number shall be delivered that is equal to the number of stock acquisition rights held by that stock acquisition right holder at the time the Reorganization takes effect.

(ii)	Class of shares of the Reorganized Company underlying the stock acquisition rights

Shares of common stock of the Reorganized Company

(iii)	Number of shares of the Reorganized Company underlying the stock acquisition rights

The number obtained by reasonably adjusting the number of shares granted with consideration for the conditions of the Reorganization and other factors (“Number of Shares Granted After Succession”). Any fractional shares to be delivered to the stock acquisition right holders that arise upon exercise of the stock acquisition rights shall be rounded down to the nearest whole share.

(iv)	Value of property to be contributed upon exercise of stock acquisition rights

The amount obtained by multiplying the amount to be paid in, reasonably adjusted with consideration for the conditions of the Reorganization and other factors, by the Number of Shares Granted After Succession

(v)	Period during which stock acquisition rights are exercisable

The period from the later of the start of the exercisable period of the stock acquisition rights specified in (5) above and the effective date of the Reorganization to the end of the exercisable period of the stock acquisition rights specified in (5) above

(vi)	Matters regarding increase in capital and capital reserve upon issuance of shares due to exercise of stock acquisition rights

The amount by which capital will increase if shares are issued on the exercise of the stock acquisition rights shall be equal to the maximum amount of increase in capital, etc., calculated in accordance with Article 17, Paragraph 1 of the Regulations on Corporate Accounting multiplied by 0.5 (rounded up to the nearest whole yen). The amount by which the capital reserve will increase shall be equal to the maximum amount of increase in capital, etc. less the amount of the capital increase.

(vii)	Conditions for exercise of stock acquisition rights and grounds and conditions for acquisition of stock acquisition rights

To be determined in accordance with (7) and (8) above

(viii)	Restrictions on acquisition of stock acquisition rights by assignment

Any acquisition of the stock acquisition rights by assignment requires the approval of the Reorganized Company.

End